Exhibit 99.2

Press Release	Media Contact
Fresenius Medical Care Group
Joachim Weith
T +49 6172 609-2101
joachim.weith@fresenius.com

Fresenius Medical Care North America
Katherine Dobbs
T +1 781 699-9039
Katherine.dobbs@fmc-na.com

Contact for Analysts and Investors
Dr. Dominik Heger
T +49 6172 609-2601
dominik.heger@fmc-ag.com
www.freseniusmedicalcare.com

NxStage Contact
Kristen K. Sheppard, Esq.
T +1 978-332-5923
ksheppard@nxstage.com

7 August 2017

Fresenius Medical Care to acquire NxStage Medical, Inc. to strengthen its vertically integrated dialysis business

Acquisition of NxStage Medical, Inc. would:

•	position Fresenius Medical Care as a global leader in home dialysis

•	establish U.S. presence in the critical care space

•	further enhance clinical outcomes and patient empowerment • support strategic initiative of vertical integration and Care Coordination

Fresenius Medical Care, the world’s largest provider of dialysis products and services, has signed an agreement to acquire NxStage Medical, Inc., (NxStage) (Nasdaq: NXTM) a U.S.-based medical technology and services company.

NxStage, which just like Fresenius Medical Care North America, has its headquarters in the Boston, Massachusetts area, was founded in 1998 and has approximately 3,400 employees. It develops, produces and markets an innovative product portfolio of medical devices for use in home dialysis and in the critical care setting. In 2016, NxStage delivered USD 366 million in revenue.

Fresenius Medical Care intends to acquire all outstanding shares of NxStage through a merger for USD 30.00 per common share, thus the transaction would be valued at approximately USD 2.0 billion. The merger, which has been approved by NxStage’s board, is subject to approval of NxStage stockholders, receipt of regulatory approvals and other customary closing conditions. Fresenius Medical Care currently expects the closing to occur in 2018.

“The acquisition supports our 2020 strategic initiative of driving growth in the core business with innovation, better clinical outcomes through Care Coordination and improving the patient experience,” said Rice Powell, Chairman and CEO of Fresenius Medical Care. “Combining our two companies would strengthen and diversify our business in the U.S. and help meet the evolving needs of our patients.”

This acquisition enables Fresenius Medical Care to further leverage its manufacturing, supply chain and marketing competencies across the dialysis products, services and care coordination businesses in a less labor- and capital- intensive care setting.

“The combination of Fresenius Medical Care’s industry leadership with NxStage’s innovative products and employees has the potential to significantly advance the standard of care for patients around the world,” said Jeff Burbank, Founder and CEO of NxStage Medical, Inc. “Fresenius Medical Care would like us to continue doing what we do best, and a lot more of it. I strongly believe our opportunities would be greater working together for the benefit of patients, customers and shareholders.”

“Home dialysis is a critical component of renal care, and this acquisition would help us accelerate growth and innovation in this important modality,” said Bill Valle, CEO of Fresenius Medical Care North America. “I look forward to teaming up with Jeff Burbank and his highly talented team to transform the delivery of home dialysis care in the U.S.”

The transaction would be cash and debt financed. An initial net cost synergies potential of approximately USD 80 to 100 million p.a. before tax over three to five years is expected. Integration cost of around USD 150 million in the first three years from announcement are assumed. Fresenius Medical Care expects the acquisition to be accretive to net income and EPS within three years from closing.

Conference call

Fresenius Medical Care will hold an analyst conference call to discuss the acquisition of NxStage on August 7, 2017, at 2.00p.m. CEDT/ 8.00 a.m. EDT. An alternative opportunity to discuss the acquisition in a conference call, will be on August 9, 2017, for analysts at 2.00p.m. CEDT/ 8.00 a.m. EDT and for investors at 2.30p.m. CEDT/ 8.30 a.m. EDT. The company invites investors to follow the live webcast of the call at the company’s website www.freseniusmedicalcare.com in the “Investors/Events” section. A replay will be available shortly after the call.

About Fresenius Medical Care

Fresenius Medical Care is the world’s largest provider of products and services for individuals with renal diseases of which around 3 million patients worldwide regularly undergo dialysis treatment. Through its network of 3,690 dialysis clinics, Fresenius Medical Care provides dialysis treatments for 315,305 patients around the globe. Fresenius Medical Care is also the leading provider of dialysis products such as dialysis machines or dialyzers. Along with the core business, the company focuses on expanding the range of related medical services in the field of Care Coordination. Fresenius Medical Care is listed on the Frankfurt Stock Exchange (FME) and on the New York Stock Exchange (FMS).

For more information visit the Company’s website at www.freseniusmedicalcare.com.

BofA Merrill Lynch is serving as exclusive financial advisor to Fresenius Medical Care.

About NxStage

NxStage Medical, Inc. (Nasdaq: NXTM) is a leading medical technology company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with ESRD. For more information on NxStage and its products and services, please visit the Company’s website at http://www.nxstage.com and www.nxstagekidneycare.com.

Piper Jaffray is serving as exclusive financial advisor to NxStage.

Disclaimer Regarding Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Fresenius

Medical Care’s planned acquisition of NxStage Medical, Inc., the expected timing of the closing of the transaction, the synergies expected to be achieved from the transaction, and the expected benefits to Fresenius Medical Care’s business, product offerings and profitability and other expected financial impacts of the transaction. Actual results could differ materially from those expressed or implied in these forward-looking statements due to certain factors, including, among others: the failure or inability of either Fresenius Medical Care or NxStage Medical, Inc. to satisfy closing conditions or obtain approvals necessary to close the transaction; unexpected costs or delays associated with efforts to obtain the regulatory or other approvals necessary to close the transaction; risks associated with litigation or regulatory actions related to the transaction; unanticipated difficulties and expenditures in connection with integration programs; customer and shareholder reaction to the transaction; significant transaction costs and assumption of unknown liabilities; changes in business, economic and competitive conditions; regulatory reforms; foreign exchange rate fluctuations; risks and uncertainties in litigation or investigative proceedings, whether or not related to the transaction; and the availability of financing. These and other risks and uncertainties are detailed in Fresenius Medical Care AG & Co. KGaA’s reports filed with the U.S. Securities and Exchange Commission. Fresenius Medical Care AG & Co. KGaA does not undertake any responsibility to update the forward-looking statements in this release.

Important Information for Investors and Security Holders

This communication may be deemed to be solicitation material in respect of the proposed merger of NxStage with Broadway Renal Services, Inc., a wholly-owned subsidiary of Fresenius Medical Care Holdings, Inc. In connection with the proposed merger, NxStage intends to file relevant materials with the U.S. Securities and Exchange Commission (SEC), including a preliminary proxy statement on Schedule 14A. Following the filing of a definitive proxy statement, NxStage will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS AND SECURITY HOLDERS OF NXSTAGE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT NXSTAGE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NXSTAGE AND THE PROPOSED MERGER. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by NxStage with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC or by sending a request to NxStage’s Investor Relations Department at NxStage Medical, Inc., 350 Merrimack St., Lawrence, MA 01843.

NxStage and its directors and executive officers may be deemed to be participants in the solicitation of proxies from NxStage’s stockholders with respect to the proposed merger. Information about NxStage’s directors and executive officers and their ownership of NxStage’s common stock is set forth in NxStage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and NxStage’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2017. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.